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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
OCTOBER 7, 1998

FOR MORE INFORMATION,
PLEASE CONTACT:
RANDALL J. SMITH, (310) 445-6822
WEBSITE: www.westfieldamerica.com
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          WESTFIELD AMERICA, INC. (NYSE: WEA) ANNOUNCES ACQUISITION OF
                CAPITAL MALL, FOX HILLS MALL AND OAKRIDGE MALL.

Los Angeles, CA. October 7, 1998 - Westfield America, Inc. (NYSE:WEA) announced that it has completed the acquisition of a 49% interest in Capital Mall located in Olympia, WA., and 100% interests in Fox Hills Mall in Culver City, CA., and in Oakridge Mall in San Jose, CA. The interest in the three regional and super regional centers was acquired for $184 million from TrizecHahn Corporation.
With these acquisitions Westfield America has purchased eight regional and super regional shopping centers from TrizecHahn. The total acquisition cost for the TrizecHahn portfolio will be approximately $1.4 billion including the assumption of debt. The closings of the remaining TrizecHahn centers are scheduled to occur before the end of the year.

Capital Mall is a regional shopping center with 602,000 square feet of retail space located in Olympia, WA. The center is anchored by JCPenney, Mervyn's, Bon Marche and Lamonts. The mall has 93 specialty stores. Capital Mall's total sales were over $105 million in 1997, and the specialty stores produced $266 per square foot. Capital Mall is the largest shopping center serving Olympia, which is the state capital of Washington.

Fox Hills Mall is a super regional shopping center with 889,000 square feet of retail space located in Culver City, CA. The center is anchored by Macy's, Robinsons-May, and JCPenney. The mall has 132 specialty stores. Fox Hills Mall's total sales were over $140 million in 1997, and the specialty stores produced $269 per square foot. The center has excellent visibility along Interstate 405, and serves the very densely populated Culver City/Westside Los Angeles market.

Oakridge Mall is a regional shopping center with 797,000 square feet of retail space located in San Jose, CA. The center is anchored by Macy's, Sears, and Montgomery Ward. The mall has 102 specialty stores. Oakridge Mall's total sales were approximately $170 million in 1997, and the
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specialty stores produced $322 per square foot. The mall serves the affluent San
Jose market, which is dominated by a high technology economy.

Westfield America, Inc. (NYSE:WEA), a real-estate investment trust, is one of the nation's leading owners of regional shopping centers. With this acquisition the company owns interests in 35 major shopping centers, and after the TrizecHahn acquisition, assuming that all the TrizecHahn properties are acquired, the company will have interests in 38 major shopping centers, encompassing 35.2 million square feet in the states of California, Colorado, Connecticut, Maryland, Missouri, New York, North Carolina, and Washington.